EX-99.1

Uranium Hunter Confirms Uranium Anomalies on Tanzania Ruhuhu
Project

TORONTO--(MARKET WIRE)--Dec 11, 2007 -- Uranium Hunter Corporation
- (OTCBB:URHN) ("Uranium Hunter" or the "Company") is pleased to announce that it has completed a preliminary field exploration program on its Tanzania Ruhuhu Uranium Project and has confirmed the presence of multiple uranium anomalies.

After confirming 10 specific radiometric anomalies on the Ruhuhu Project from the report commissioned by PGW, consulting geophysicists, of Toronto, Uranium Hunter had moved forward on a specific field investigation of the Basement and Karoo rocks of the Ruhuhu Project area. The specific intention of the program was to demonstrate the potential for REDOX style uranium mineralization on the Ruhuhu Project area. This recent exploration intervention showed REDOX uranium present in sandstones at the Ruhuhu Uranium Project.

To search for anomalies in the project area, it was decided to follow the Karoo sediments south of the Ruhuhu River on 250 meter lines. Lines were controlled by GPS by the geologist while a scintillometer technician was used to confirm possible outcrops. Multiple uranium specific anomalies were confirmed at Ruhuhu, including 183, 112, 212 cps (counts per second). Consulting geologist Viv Stuart-Williams commented, "It is exceptional that anomalies of this order were found with such a basic approach."

Further conclusions from the initial investigation include:

-- The Karoo stratigraphy seen parallels the type sections in South Africa;

--  There is a full succession from the Ordovician/ Carboniferous
    Dwyka deposits (K1) to the middle Triassic deposits of the Manda Formation (K8).

--  The concession area has an almost complete sequence although
    K1 and K2 are poorly developed;

-- Sandstone geometry and sections seen parallel similar successions seen in South Africa and elsewhere;

-- It can be concluded that uranium mineralization is present and that this area requires proper investigation; and

-- That within the Terms of Reference a successful Phase 1 intervention was completed.

With the confirmation of uranium mineralization, Uranium Hunter has now experienced its first exploration breakthrough with the success of Phase 1. "Phase 2 exploration on the Ruhuhu Uranium Project will move forward with the exceptional results of our initial investigation of the project area. Recent uranium sandstone discoveries just east of our property make this recent exploration success even more exciting," commented President of Uranium Hunter, Adam Cegielski.

About The Company:

Uranium Hunter (OTC BB:URHN.OB - News) is a natural resource corporation devoted to the exploration and development of deposits of Uranium and Gold in East Africa. The company website can be found at www.UraniumHunterCorp.com.

Uranium Hunter has entered into a Definitive Agreement with Trimark Explorations, Ltd ("Trimark"), on behalf of its wholly owned subsidiary Gambaro
Resources, to earn up to a 100% interest in the Uranium-Au property located in Njombe and Songea Districts, Tanzania. Uranium Hunter has optioned 170 km 2 property in southern Tanzania covering sediments of the Karoo sequence which share common features with rocks of the Colorado Plateau in the western US that have become prolific producers of Uranium.

Uranium Hunter has entered into another Definitive Agreement with NPK Resources Ltd. to earn a 75% interest in the Nkoko and Kagadi uranium properties which contain over 800 km2 located in Kibaale district, Uganda, called the "Kibaale Project."

Uranium Hunter has entered into a letter of intent with Pinewood Resources of Tanzania to earn a 75% interest in the Karoo project which contains approximately 8600 square km within close proximity to Paladin's Kaleyekara uranium deposit in Malawi, and the newly announced Mtonya Uranium Project discovery in the south western region of Tanzania.

The Ugandan government, World Bank, African Development Fund and the Nordic Development Fund has all co-sponsored a US $42 million dollar high valued mineral centered aerial survey which began in January 2007. Results are expected shortly, and will aid in early exploration work on the properties.

Forward-Looking Statements:

This press release contains forward-looking statements, particularly as related to, among other things, Uranium Hunter's business strategy. The words or phrases "would be," "will allow," "intends to," "may result," "are expected to," "will continue," "anticipates," "expects," "estimate," "project," "indicate," "could," "potentially," "should," "believe," "considers" or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, and other factors that may cause Uranium Hunter's actual results, performance or achievements, or developments in its industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks, uncertainties and other factors that are detailed in Uranium Hunter's Quarterly and Annual Reports and other documents Uranium Hunter files from time-to-time with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. Uranium Hunter cautions readers not to place undue reliance on such statements. Uranium Hunter does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. Actual results may differ materially from Uranium Hunter's expectations and estimates.

Contact:

     Uranium Hunter Corporation
     Adam Cegielski
     President
     (416) 915-3199
     Investor Relations
     Toll free 1-866-566-0936